Exhibit 4.1

C#: 44097 L#: 44098 Ls#: 8800021448

Promissory Note

$1,248,530.00	Funding Date: ,	(Year)

FOR VALUE RECEIVED, AIRNET SYSTEMS, INC., an Ohio corporation ("Maker"), promises to pay to the order of Key Equipment Finance, a Division of Key Corporate Capital Inc., ("Holder"), the sum of $1,248,530.00 in lawful money of the United States of America (the "Principal"), with interest thereon as hereafter provided ("Interest"), to be paid in the manner set forth herein. This Note is executed pursuant to that certain security agreement (the "Security Agreement") dated as of January        , 2002 between Maker and Holder. Capitalized terms used herein without definition shall have the meaning given them in the Security Agreement.

1.             Interest Rate; Place of Payment.  Interest on the balance of the Principal outstanding on this Note shall accrue from the Funding Date of this Note and shall be due and payable at a fixed rate of five and seventy seven hundredths percent (5.77%) per annum (the "Interest Rate").  Interest shall be calculated on the basis of a 360-day year consisting of twelve 30-day months.  Payment of the Principal and Interest hereunder shall be made to Holder at 66 South Pearl Street, Post Office Box 1865, Albany, NY 12207-1865, or at such other place as Holder may designate from time to time in writing. Holder reserves the right to require payment on this Note to be made by wired federal funds or other immediately available funds.

2.             Repayment Terms. The Principal and Interest shall be due and payable in sixty (60) consecutive monthly installments payable in arrears, each in an amount equal to $24,004.28 commencing and payable on the same date which is one month after the Funding Date and on the same day of each month thereafter. In addition, Maker will pay a late payment charge of five percent (5%) of any payment due hereunder that is not paid on or before the date due hereunder.

3.             Security. Payment of the Principal and Interest hereunder, and the performance and observance by Maker of all agreements, covenants and provisions contained herein, is secured by a first priority security interest in the Collateral.

4.             Prepayment. Except as contemplated by clause (3) of section 10 of the Security Agreement, Maker may not prepay, in whole or in part, the principal outstanding hereunder; provided, however, that commencing on the date following the twelve month anniversary of the Funding Date, Maker may prepay, in whole but not in part, the principal outstanding hereunder by paying to Holder such outstanding principal, together with all accrued and unpaid interest thereon, plus a prepayment premium ("Prepayment Premium") equal to a percentage of the outstanding principal calculated as follows:

Months	Prepayment Premium

1-12	No prepayment permitted
13-24	3%
25-36	2%
37-48	1%
49-60	1%

5.             Transfer or Assignment.  Holder may at any time assign or otherwise transfer or negotiate this Note in whole or in part, without any notice to Maker.  The rights and obligations of Maker may not be assigned or delegated.

6.             Application of Payments.  Prior to an Event of Default, each payment received on this Note shall be applied first to all costs of collection, then to unpaid late payment charges (if any) and Prepayment Premium (if any) hereunder, then to Interest as of the payment due date and the balance, if any, to the outstanding Principal as of the date received.  Upon the occurrence, and during the continuance, of an Event of Default, any payments in respect of the Secured Obligations and any proceeds of the Collateral when received by Holder in cash or its equivalent, will be applied first to costs of collection and, thereafter, in reduction of the Secured Obligations in such order and manner as Holder may direct in its sole discretion, and Maker irrevocably waives the right to direct the application of such payments and proceeds and acknowledges and agrees that Holder shall have the continuing and exclusive right to apply any and all such payments and proceeds in the Holder's sole discretion, notwithstanding any entry to the contrary upon any of its books and records.

7.             Events of Default.  (a)  Maker shall be in default if any of the following happens  (an "Event of Default"): (1) Maker fails to make any installment of the Principal or Interest, or any other payment due and owing, under this Note within ten (10) days after the same becomes due and payable; or (2) Maker fails to perform any other obligation required to be performed by Maker under this  Note, the Security Agreement or any of the other Loan Documents for thirty (30) days after written notice from Holder of such failure; or (3) any representation, warranty or other statement by or on behalf of Maker in connection with this  Note is false or misleading in any material respect; or (4) an Event of Default has occurred and is continuing under the Security Agreement.

(b) Notwithstanding anything to the contrary contained herein, upon the occurrence of an Event of Default, Holder may declare the entire outstanding balance of the Principal, together with all accrued and unpaid Interest thereon, immediately due and payable without notice or demand which amounts shall, together with all other sums due hereunder, accrue interest from such acceleration until the date of actual payment at the Default Rate (provided, however, that should there occur an Event of Default, and if a voluntary or involuntary petition under the United States Bankruptcy Code is filed by or against Maker while such default remains uncured, the entire outstanding balance of the Principal automatically shall be accelerated and due and payable with interest thereon at the Default Rate), and Holder may exercise any and all of its remedies hereunder, under the other Loan Documents and under Applicable Law. The remedies of Holder provided herein, in the Security Agreement and under Applicable Law shall be cumulative and concurrent and may be pursued singly, successively or concurrently at the sole discretion of Holder and may be exercised as often as occasion therefor shall occur.  The failure to exercise, or any delay in the exercise of, any right or remedy shall in no event be construed as a waiver, release or exhaustion of any such remedies.

8.             Collection Costs.  In addition to the Principal, Interest, Prepayment Premium (if any), and late payment charges (if any), Maker shall pay Holder on demand, and Holder shall be entitled to collect all costs and expenses of collection, including, without limitation, reasonable attorneys' fees, incurred in connection with enforcement of its rights and remedies hereunder and under the other Loan Documents, the protection or realization of the Collateral or in connection with Holder's collection efforts, or in connection with any bankruptcy or other judicial proceeding, whether or not suit on this Note or any foreclosure proceeding is filed.  All such costs and expenses shall be payable on demand and, until paid, shall be Secured Obligations secured by the security interest granted under the Security Agreement and all other collateral, if any, held by Holder as security for Maker's obligations under this Note.

9.             Governing Law; Binding Agreement. The provisions of this Note shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and assigns. THIS NOTE IS BEING DELIVERED IN THE STATE OF NEW YORK AND SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAWS PROVISION OR RULE (WHETHER OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK.

10.          More than One Signer.  If more than one person or entity signs this Note as a Maker, the obligations contained herein shall be deemed joint and several and all references to "Maker" shall apply both jointly and severally.

11.          General.  Maker represents and warrants that this Note evidences a loan for business or commercial purposes.  Prior to signing this Note, Maker read and understood the provisions hereof, and agrees to all terms and conditions contained herein.

12.          Waiver.  MAKER AND ALL ENDORSERS, SURETIES, AND GUARANTORS HEREOF HEREBY JOINTLY AND SEVERALLY WAIVE PRESENTMENT FOR PAYMENT, DEMAND, NOTICE OF NON-PAYMENT OR DISHONOR, NOTICE OF INTENTION TO ACCELERATE THE MATURITY, NOTICE OF PROTEST AND PROTEST OF THIS NOTE. HOLDER AND MAKER HEREBY EACH WAIVE THEIR RESPECTIVE RIGHTS TO TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS NOTE, THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, IN ANY ACTION OR PROCEEDING TO WHICH HOLDER OR MAKER MAY BE PARTIES, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE, INCLUDING WITHOUT LIMITATION ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY, OF THIS NOTE OR THE OTHER LOAN DOCUMENTS OR ANY PROVISION HEREOF OR THEREOF.  THIS WAIVER IS MADE KNOWINGLY, WILLINGLY AND VOLUNTARILY BY HOLDER AND THE MAKER WHO EACH ACKNOWLEDGE THAT NO REPRESENTATIONS HAVE BEEN MADE BY ANY INDIVIDUAL TO INDUCE THIS WAIVER OF TRIAL BY JURY OR IN ANY WAY TO MODIFY OR NULLIFY ITS EFFECT.  THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS NOTE AND THE OTHER LOAN DOCUMENTS.

13.          Usury; Partial Invalidity.  (a)  At no time shall the Interest Rate (or the Default Rate or other amounts paid or collected hereunder) exceed the highest rate allowed by applicable law for this type of loan.  Should Holder ever collect interest at a rate that exceeds such applicable legal limit, such excess will be credited to the Principal.

(b) Whenever possible, each provision of this Note shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Note shall be prohibited by or invalid under the laws of any applicable jurisdiction, such provision, as to such jurisdiction, shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Note in any other jurisdiction.

14.          Notices.  All notices and other communications under this Note shall be in writing and shall be addressed: (a) if to Maker, 3939 INTERNATIONAL GATEWAY, COLUMBUS, OH 43219; and (b) if to Holder, Key Equipment Finance, a Division of Key Corporate Capital Inc., 66 South Pearl Street, Post Office Box 1865, Albany, NY 12207-1865, Attention: Account Manager, or such other address as either party hereto shall communicate to the other party at its address specified above.  All such notices and other communications shall be deemed to have been duly given if delivered by hand, overnight courier or if sent by certified mail, return receipt requested, to the party to whom such notice is intended to be given, and shall be effective upon receipt.

15.          Funding Date.  The Funding Date for this Note shall be the date on which Holder disburses funds hereunder. TO THE EXTENT THE FUNDING DATE IS LEFT BLANK ABOVE, OR DOES NOT REFLECT THE ACTUAL DATE THAT HOLDER DISBURSES FUNDS HEREUNDER, MAKER HEREBY AUTHORIZES HOLDER TO WRITE IN THE CORRECT DATE AT THE TIME OF DISBURSEMENT.

IN WITNESS WHEREOF, Maker, intending to be legally bound, has caused this Note to be duly executed on the day and year first above written.

MAKER:

AIRNET SYSTEMS, INC.

X
Name:
Title:

STATE OF	)
) ss.:
COUNTY OF	)

                On this          (Day) day of                                                    (Month),                  (Year), before me the subscriber personally appeared                                                                                                  , who being by me duly sworn, did depose and say; that (s)he resides at                               County, State of                                      : that (s)he is a                                                                         of                                 , the corporation described in and which executed the foregoing instrument; and that (s)he signed his/her name thereto by order of the Board of Directors of said corporation.

NOTARY PUBLIC

My Commission Expires: